    Exhibit 10.2

EXECUTED VERSION

FOURTH AMENDMENT OF LEASE
THIS FOURTH AMENDMENT OF LEASE (this "Amendment") is dated as of the 28th day of June, 2019, by and between 731 OFFICE ONE LLC ("Landlord"), a Delaware limited liability company, having an office c/o Alexander's Inc., 888 Seventh Avenue, New York, New York 10019, and BLOOMBERG L.P. ("Tenant"), a Delaware limited partnership, having an office at 731 Lexington Avenue, New York, New York 10022.
W I T N E S S E T H :
WHEREAS, pursuant to an Agreement of Lease, dated as of April 30, 2001, between Seven Thirty One Limited Partnership, as landlord, and Tenant, as tenant (the "Original Lease"), as amended by (i) a letter agreement, dated December 20, 2001, between Seven Thirty One Limited Partnership and Tenant, (ii) a letter agreement, dated January 30, 2002, between Seven Thirty One Limited Partnership and Tenant, (iii) a First Amendment of Lease, dated April 19, 2002, between Seven Thirty One Limited Partnership and Tenant, (iv) a letter agreement, dated July 3, 2002, between Seven Thirty One Limited Partnership and Tenant, (v) a letter agreement, dated September 30, 2002, between 731 Commercial LLC (successor-in-interest to Seven Thirty One Limited Partnership) and Tenant, (vi) a letter agreement, dated February 5, 2003, between 731 Commercial LLC and Tenant, (vii) a letter agreement, dated March 14, 2003, between 731 Commercial LLC and Tenant, (viii) a letter agreement, dated April 14, 2003, between 731 Commercial LLC and Tenant, (ix) a letter agreement, dated May 22, 2003, between 731 Commercial LLC and Tenant, (x) a letter agreement, dated November 4, 2003, between 731 Commercial LLC and Tenant, (xi) a letter agreement, dated November 14, 2003, between 731 Commercial LLC and Tenant, (xii) a letter agreement, dated September 29, 2004, between Landlord (successor-in-interest to 731 Commercial LLC) and Tenant, (xiii) two (2) letter agreements, dated February 7, 2005, between Landlord and Tenant (the February 7, 2005 letter agreement related to the Lexington Avenue Courtyard (as defined in the Original Lease), the "2005 Courtyard Agreement"), (xiv) a letter agreement, dated March 8, 2005, between Landlord and Tenant, (xv) a letter agreement, dated December 31, 2009, between Landlord and Tenant, (xvi) a Second Amendment of Lease, dated as of January 12, 2016, between Landlord and Tenant (the "Second Amendment"), (xvii) a Third Amendment of Lease, dated as of April 20, 2016, between Landlord and Tenant, and (xviii) a letter agreement, dated as of November 18, 2016, between Landlord and Tenant (the "2018 Courtyard Agreement"; the 2005 Courtyard Agreement and the 2018 Courtyard Agreement, collectively, the "Courtyard Agreements"), Landlord demised and let unto Tenant, and Tenant did hire and take, certain space in the building that is known by the street address of 731 Lexington Avenue, New York, New York, on the terms and subject to the conditions set forth therein (the Original Lease, as so amended, being referred to herein as the "Lease"); and
WHEREAS, Landlord and Tenant desire to amend the Lease as provided herein.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the mutual receipt and legal sufficiency of which the parties hereto hereby acknowledge, Landlord and Tenant hereby agree as follows:
1.Defined Terms. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.
2.Additional Storage Space.
(A)Subject to this Section 2 and to Article 2 of the Lease, as amended hereby, Landlord hereby leases to Tenant, and Tenant hereby hires and takes from Landlord, the portion of Lower Level 3 of the Building that is shown hatched on the schematic annexed as Exhibit "A" attached hereto and made a part hereof (such portion of Lower Level 3 of the Building, the "Additional Storage Space") for a term commencing on the Additional Storage Space Commencement Date (as hereinafter defined) and ending on the Fixed Expiration Date. Tenant shall use the Additional Storage Space for storage purposes and for no other purpose. Landlord shall deliver vacant and exclusive possession of the Additional Storage Space to Tenant with all of the prior occupant's personal property removed therefrom and otherwise in broom-clean "as is" condition on the Additional Storage Space Commencement Date. Landlord shall have no obligation to perform any work or to make any installations in the Additional Storage Space in order to prepare the Additional Storage Space for Tenant's use thereof. The term "Additional Storage Space Commencement Date" shall mean the later to occur of (i) the date that Landlord delivers vacant and exclusive possession of the Additional Storage Space to Tenant in the condition required by this Section 2(A), and (ii) March 1, 2021. Subject to Section 2(C) hereof, if Landlord does not deliver vacant and exclusive possession of the Additional Storage Space to Tenant in the condition required by this Section 2(A) on any particular date for any reason whatsoever, then Landlord shall have no liability to Tenant, and Tenant shall have no right to terminate or rescind the Lease, as amended hereby, or this Amendment, or to reduce the Rental, by reason thereof. Landlord and Tenant intend that this Section 2(A) constitutes an "express provision to the contrary" for purposes of Section 223-a of the New York Real Property Law. Landlord shall provide sufficient electrical capacity to the Additional Storage Space solely for purposes of lighting therein, but shall have no obligation to clean the Additional Storage Space or to provide HVAC, gas, steam, or water thereto; provided, however, that Landlord shall provide fresh air to the Additional Storage Space (which fresh air is tempered during the winter) and general exhaust from the Additional Storage Space.
(B)At any time after the Additional Storage Space Commencement Date, Tenant, at Tenant's cost and expense, may elect to perform the work required to cause the electrical capacity supplied to the Additional Storage Space to be measured by Tenant's direct electricity meter, in which event Tenant shall pay the cost of such electrical capacity directly to the utility provider pursuant to an agreement between Tenant and such provider. Unless and until Tenant makes the foregoing election, Tenant's use of electricity in the Additional Storage Space shall be measured by submeters, installed by Landlord at Landlord's cost and expense, from and after the Additional Storage Space Commencement Date (it being agreed that (i)

Tenant shall not be required to pay for electricity for the Additional Storage Space until such meters have been installed by Landlord, and (ii) Landlord's installation of such meters shall not be deemed to be a delivery condition with respect to the Additional Storage Space for purposes of this Amendment including, without limitation, Section 2(C) hereof). Landlord, at Landlord's cost and expense, shall maintain the submeters in the Additional Storage Space during any period of time that Tenant's use of electricity therein shall be measured by submeter. Tenant shall pay to Landlord, as additional rent, with respect to a particular period, an amount (the "Additional Storage Space Electricity Additional Rent") equal to one hundred three percent (103%) of the charge imposed by the utility company or other reputable provider for the electrical capacity provided to the Additional Storage Space (including, without limitation, energy charges, demand charges, all applicable surcharges, time-of-day charges, fuel adjustment charges, rate adjustment charges, taxes and any other factors used by the utility company in computing its charges to Landlord) actually utilized by Tenant with the understanding that the Additional Storage Space Electricity Additional Rent shall be calculated based on meter readings. Landlord shall give Tenant an invoice for the Additional Storage Space Electricity Additional Rent on a monthly basis, which invoice shall have annexed thereto a copy of the applicable invoice from the utility company or other reputable provider and the calculation of the aggregate amount set forth on such invoice. Tenant shall pay the Additional Storage Space Electricity Additional Rent to Landlord on or prior to the thirtieth (30th) day after the date that Landlord gives to Tenant each such invoice. Tenant shall not have the right to object to Landlord's calculation of the Additional Storage Space Electricity Additional Rent unless Tenant gives Landlord notice of any such objection on or prior to the sixtieth (60th) day after the date that Landlord gives Tenant the applicable invoice for the Additional Storage Space Electricity Additional Rent. If Tenant gives Landlord a notice objecting to Landlord's calculation of the Additional Storage Space Electricity Additional Rent, as aforesaid, then Tenant shall have the right to review Landlord's submeter readings and Landlord's calculation of the Additional Storage Space Electricity Additional Rent, at Landlord's offices or, at Landlord's option, at the offices of Landlord's managing agent, in either case at reasonable times and on reasonable advance notice to Landlord. Either party shall have the right to submit a dispute regarding the Additional Storage Space Electricity Additional Rent to an Expedited Arbitration Proceeding.
(C)If Landlord is unable to deliver the Additional Storage Space to Tenant in the condition required pursuant to Section 2(A) hereof on March 1, 2021 (the "Scheduled Commencement Date"), then Tenant shall be entitled to a credit to apply against the Fixed Rent otherwise due hereunder for the Additional Storage Space that Landlord is unable to deliver to Tenant (until such credit is exhausted) in an amount equal to the sum of:

(i)1the product obtained by multiplying (a) the number of days in the period beginning on (and including) the forty-sixth (46th) day after the Scheduled Commencement Date and ending on (and including) the earlier to occur of (x) the day immediately preceding the Additional Storage Space Commencement Date, and (y) the seventy-sixth (76th) day after the Scheduled Commencement Date, by (b) the quotient obtained by dividing (I) the annual Fixed Rent due hereunder for the undelivered Additional

Storage Space as of the Additional Storage Space Commencement Date (based on the proportion that the Rentable Area of the portion of the Additional Storage Space so undelivered bears to the Rentable Area of the Additional Storage Space), by (II) three hundred sixty-five (365) (or three hundred sixty-six (366), to the extent that such period occurs in a leap year); and
(ii)    the product obtained by multiplying (a) the number of days in the period beginning on (and including) the seventy-seventh (77th) day after the Scheduled Commencement Date and ending on (and including) the day immediately preceding the Additional Storage Space Commencement Date, by (b) the quotient obtained by dividing (I) the annual Fixed Rent due hereunder for the undelivered Additional Storage Space as of the Additional Storage Space Commencement Date (based on the proportion that the Rentable Area of the portion of the Additional Storage Space so undelivered bears to the Rentable Area of the Additional Storage Space), by (II) three hundred sixty-five (365) (or three hundred sixty-six (366), to the extent that such period occurs in a leap year), by (c) two (2).
(A)Tenant shall pay Fixed Rent to Landlord for the Additional Storage Space:
(1)    commencing on the Additional Storage Space Commencement Date and ending on December 14, 2023, in an amount equal to Seventy-Seven Thousand Eight Hundred Thirty-Three Dollars and 20/100 Cents ($77,833.20) per annum ($6,486.10 per month);
(2)    commencing on December 15, 2023 and ending on December 14, 2027, in an amount equal to Eighty-Six Thousand Three Hundred Eighty-Seven Dollars and 84/100 Cents ($86,387.84) per annum ($7,198.99 per month); and
(3)    commencing on December 15, 2027 and ending on the Fixed Expiration Date, in an amount equal to Ninety-Five Thousand Eight Hundred Eighty-Nine Dollars and 10/100 Cents ($95,889.10) per annum ($7,990.76 per month).
3.Definitions. The definition of "Base Rate" contained in the Definitions section of the Original Lease shall be deleted and the following substituted therefor:
"    "Base Rate" shall mean the rate of interest publicly announced from time to time by Citibank, N.A., or its successor, as its "prime lending rate" in New York City (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its "prime lending rate")."

4.Labor Harmony. Section 3.1(F) of the Lease is hereby deleted in its entirety and the following clauses are hereby substituted in lieu thereof:
"    (F)    Subject to the terms of this Section 3.1(F), if (i) Tenant (or any Permitted Occupant) employs, or permits the employment of, any contractor, mechanic, or laborer in the Premises or in any other area of the Building to which Tenant has exclusive access, in connection with any Alterations or repairs or maintenance (which includes, without limitation, cleaning) in the Premises or such other areas of the Building, (ii) such employment in the Premises or in such other areas of the Building results in a Material Interference (hereinafter defined), and (iii) Landlord gives Tenant notice of the Material Interference describing in reasonable detail the nature of such Material Interference, then Tenant shall take all reasonable measures to cause any such contractor, mechanic, or laborer described in the preceding clause (i) causing any Material Interference to leave the Building promptly.  The term "Material Interference" means a material interference or a material conflict with the contractors, mechanics or laborers engaged in the construction of alterations or improvements in the Building, or the repair and maintenance of the Building, in either case by or on behalf of Landlord or the Condominium Association, as the case may be, that results in (x) such contractors, mechanics, or laborers so engaged in the Building by or on behalf of Landlord or the Condominium Association to implement a significant labor action in front of the entrances to the Building or adjacent to the Building (or in the street curb outside such entrances or the street curb adjacent to the Building), or (y) such contractors, mechanics or laborers so engaged in the Building by or on behalf of Landlord or the Condominium Association to discontinue or materially diminish performing their respective services within the Building.  For example, a Material Interference would not exist if laborers who are employed by Landlord's contractor merely hand out leaflets to pedestrians or occupants of, or visitors to, the Building outside the entrances to the Building in a manner that is not accompanied by (x) such laborers otherwise implementing a significant labor action in front of the entrances to the Building or adjacent to the Building (or in the street curb outside such entrances or the street curb adjacent to the Building), or (y) such laborers discontinuing or materially diminishing their work for Landlord or the Condominium Association in the Building.  However, a Material Interference would exist if, for example, laborers who are employed by Landlord's contractor (I) picket or engage in a similar labor activity that disturbs pedestrians or occupants of, or visitors to, the Building, beyond a de minimis extent, or (II) place a so-called inflatable over-sized "rat" outside any such entrances to the Building or adjacent to the Building (or in the street curb outside such entrances or the street curb adjacent to the Building). Solely with respect to Tenant (and not any other tenants or occupants of the Building), the terms of this Section 3.1(F) shall be deemed to supercede and replace the rule set forth in Item 1 of Section 4 (General Rules) of the rules and regulations annexed as Exhibit "3.4-1" attached hereto and made a part hereof. Except as otherwise required pursuant to applicable Requirements, Landlord shall not modify or amend the rule set forth as Item 1 of Section 4 (General Rules) of the rules and regulations annexed as Exhibit "3.4-1" hereto.

    (G)    Subject to the terms of this Section 3.1(G), if (I)(x) Landlord employs, or permits the employment of, any contractor, mechanic, or laborer in the Building engaged in the construction of alterations or improvements in the Building, or the repair and maintenance (which includes, without limitation, cleaning) of the Building, in either case by or on behalf of Landlord, or (y) a tenant of the Building (other than Tenant or any Permitted Occupant) employs, or permits the employment of, any contractor, mechanic, or laborer in such tenant's premises or in any other area of the Building to which such tenant has access pursuant to its lease in connection with performing any alterations, improvements, repairs or maintenance (which includes, without limitation, cleaning) in such tenant's premises or in any such other areas of the Building, as the case may be, (II) such employment in the Building (or such tenant's premises or such areas of the Building, as the case may be) results in a third party taking action (A) on the sidewalks that are immediately adjacent to the Building or (B) on East 58th Street, East 59th Street, or Lexington Avenue in each case immediately adjacent to the Building, that in either case a reasonable person would conclude has (xx) a material and adverse effect upon Tenant's access to the Premises, or (yy) a material and adverse effect upon, or otherwise reflects negatively in any material respect on, Tenant's use and occupancy of the Premises, Tenant's employees who work in the Premises, or Tenant's business reputation (the applicable circumstance as described in this clause (II) being referred to herein as the "Interfering Event"), and (III) Tenant gives Landlord notice thereof describing in reasonable detail the nature of the Interfering Event, then, as promptly as reasonably practicable after the date that Tenant gives such notice to Landlord, Landlord, at Landlord's cost and expense, shall use commercially reasonable efforts to implement steps to alleviate the Interfering Event; provided, however, that Landlord, in implementing such commercially reasonable efforts pursuant to this Section 3.1(G), shall have no obligation to  (A) replace, or to cause a tenant (other than Tenant or a Permitted Occupant) to replace, as the case may be, a contractor, mechanic, or laborer in order to alleviate the Interfering Event, or (B) make a payment to or otherwise pay consideration to the party that is responsible for the Interfering Event to the extent that such party's actions in connection with the Interfering Event comply with law.  An Interfering Event would exist if, for example, laborers who are employed by Landlord's contractor or any such tenant's contractor (other than Tenant or any Permitted Occupant) (I) picket or engage in a similar labor activity that disturbs pedestrians or occupants of, or visitors to, the Building, beyond a de minimis extent, or (II) place a so-called inflatable over-sized "rat" outside any such entrances to the Building or adjacent to the Building (or in the street curb outside such entrances or the street curb adjacent to the Building), it being understood, however, that any such laborers merely handing out leaflets to pedestrians or occupants of, or visitors to, the Building outside the entrances to the Building in a manner that is not accompanied by any of the actions described in the immediately preceding clause (I) or (II), as the case may be, shall not be deemed to be an Interfering Event. Landlord shall keep Tenant informed from time to time as to the applicable steps taken by Landlord in accordance with this Section 3.1(G).  Tenant shall cooperate reasonably with

Landlord in connection with Landlord's commercially reasonable efforts in alleviating an Interfering Event as described in this Section 3.1(G).
5.Courtyard Provision.
(A)The provisions of this Section 5 shall supplement the provisions of the Courtyard Agreements with respect to the Courtyard (as defined in the 2018 Courtyard Agreement), it being agreed that the term "Courtyard," as such term is defined in the 2018 Courtyard Agreement and as used in this Section 5, shall have the same meaning as the term "Lexington Avenue Courtyard," as such term is defined in the Original Lease. The Lease shall be modified to delete from the 2018 Courtyard Agreement the eighth (8th) and ninth (9th) paragraphs thereof.

(B)Subject to the terms of this Section 5, upon completion of the Courtyard Work in accordance with the 2018 Courtyard Agreement (the date that the Courtyard Work is completed, the "Courtyard Work Completion Date"), Landlord shall implement the procedures set forth in this Section 5 regarding vehicular access to the Courtyard. Subject to Unavoidable Delays, Landlord shall arrange for (x) the Security Guard Booth to be staffed 24 hours per day, 7 days per week, every day of the year (the personnel that staff the Security Guard Booth, the "Security Guard Booth Personnel"), and (y) the Retractable Bollards to operate 24 hours per day, 7 days per week, every day of the year. On the Courtyard Work Completion Date, there shall be (i) four (4) retractable bollards located at the East 58th Street entrance to the Courtyard (collectively, the "Retractable Bollards") that are controlled by the Security Guard Booth Personnel from equipment within the Security Guard Booth, and (ii) four (4) removable (but not retractable) bollards (collectively, the "Removable Bollards"; the Retractable Bollards and the Removable Bollards, collectively, the "Bollards") located at the East 59th Street side of the Courtyard. Landlord has the right to remove the Removable Bollards in the event of a fire or other life safety situation, to the extent required by an applicable Governmental Authority, or in connection with customary maintenance, repair, or any other work to the Building, the Courtyard, or any other areas adjacent to the Building, as the case may be, by or on behalf of Landlord, in any such case only during the period of time reasonably required by virtue of such fire or life safety situation, as required by such Governmental Authority, or in connection with such maintenance, repair or other work, it being agreed that the Removable Bollards shall otherwise remain in place so that all vehicular access to, and from, the Courtyard shall only be from the East 58th Street side of the Courtyard.

(C)Subject to Unavoidable Delays, the Retractable Bollards shall not be retracted at any time to permit vehicular access into the Courtyard except by the Security Guard Booth Personnel (or other personnel designated by Landlord, as the case may be) on the terms contained herein. The Security Guard Booth Personnel shall have the right to permit vehicles to enter the Courtyard in the event of an emergency or life safety situation (such as police vehicles and ambulances). The Security Guard Booth Personnel shall have the right to permit vehicles to enter the Courtyard in order for Landlord's contractors, mechanics or laborers to perform customary maintenance, repair, or any other work to the Building, the Courtyard, or any other areas adjacent to the Building, as the case may be, by or on behalf of Landlord, in the ordinary course of Landlord's operating the Building. During any period of time that the Retractable Bollards are not in operation (i.e., not upright for purposes of preventing vehicles from accessing the Courtyard) for any such maintenance, repair, or work, as the case may be, Landlord shall cause (i) a sufficient number of Security Guard Personnel to be located at the East 58th Street entrance to the Courtyard, and (ii) if the Retractable Bollards are not in operation for more than four (4) continuous hours, a removable gate to be installed at the East 58th Street entrance to the Courtyard similar to the gate in use at such entrance as of the date hereof, in each case to control vehicular access to the Courtyard on the terms contained in this Section 5 (or shall use another reasonable method to prevent vehicles from accessing the Courtyard other than in accordance with this Section 5, as the case may be, during any such period of time).

(D)The Security Guard Booth Personnel shall permit vehicles to enter the Courtyard to drop off and to pick up dining patrons of the Restaurant solely if such customers are VIP Patrons of the Restaurant that are dining at the Restaurant. The term "VIP Patron" shall mean, collectively, individuals (I)(x) that are generally recognized to be of influence and importance, and (y) that are accompanied by their own security personnel or that otherwise have a reasonable need for heightened security for personal safety reasons or to avoid attention from individuals and crowds when out in public, or (II) that are frequent customers that dine at the Restaurant and are included on a list of such frequent customers, as updated from time to time, kept by the Security Guard Booth Personnel in the Security Guard Booth, provided that (i) at no time shall such list include more than thirty (30) such frequent customers, and (ii) not more than five (5) frequent customers shall be permitted vehicular access to the Courtyard an any particular day. Through the use of a computer software program or other similar method (the "Access System"), Landlord shall use commercially reasonable efforts to have Restaurant personnel notify the Security Guard Booth Personnel, on a day-to-day basis, in advance, of the names of VIP Patrons (and their guests) that have a reservation at the Restaurant and the date and time of such reservation. If the Access System does not contain the name of a VIP Patron described in clause (I) above (or such VIP Patron's guests, as the case may be) that desire to enter the Courtyard in a vehicle for purposes of dining at the Restaurant (or being picked up from the Restaurant thereafter), then the Security Guard Booth Personnel shall not permit such vehicle to enter the Courtyard without first obtaining verbal approval from appropriate Restaurant management, which approval shall be documented by the Security Booth Personnel.

(E)The Security Guard Booth Personnel shall permit vehicles to enter the Courtyard (I) to drop off and to pick up residents of the Residential Condominium (and their guests and invitees) at the entrance to the Residential Condominium and for purposes of loading or unloading luggage and other personal belongings, and (II) for purposes of making deliveries through the entrance of the Residential Condominium to residents therein or for purposes of gaining access to the units of residents to perform repairs, maintenance or to provide services therein to the extent the loading bays or other areas in and around the Residential Condominium are not then available to such vehicles for the purposes described in this clause (II), in either case solely on the terms contained in this Section 5(E). The Access System shall be kept updated with the names of Residential Condominium residents for purposes of the Security Guard Booth Personnel verifying that vehicular access by any such resident into the Courtyard is authorized. The Residential Condominium concierge (the "Residential Concierge") has the right to notify the Security Guard Booth Personnel, on a day-to-day basis, via the Access System, of the names of any guests or invitees of any Residential Condominium resident that require vehicular access to the Courtyard on the terms contained in this Section 5(E). If the Access System does not contain the name of a Residential Condominium resident (or such resident's guests or invitees, as the case may be) that desire to enter the Courtyard in a vehicle, then the Security Guard Booth Personnel shall not permit such vehicle to enter the Courtyard without first obtaining verbal approval from the Residential Concierge. With respect to vehicles that desire to enter the Courtyard for the purposes described in the preceding clause (II), the Security Guard Booth Personnel shall not permit any such vehicles to enter the Courtyard without first obtaining verbal approval from the Residential Concierge.

(F)The Security Guard Booth Personnel shall permit vehicles to enter the Courtyard to drop off and to pick up Tenant's personnel that are designated on a list that is noted in the Access System. Tenant shall be limited to six (6) vehicles that have access to the Courtyard. Tenant shall have the right, from time to time, to change the names of such personnel in the Access System by giving notice thereof to Landlord.

(G)Landlord, at Landlord's option, from and after the Courtyard Work Completion Date, shall have the right, at any time and from time to time during the Term, upon notice given to Tenant, to modify any or all of the Bollards or the Security Guard Booth (which modifications may include the removal of all or any of the Bollards and/or the Security Guard Booth) and to modify the security procedures set forth in this Section 5 with respect to the Bollards, the Security Booth or otherwise, in any such case as Landlord may determine in Landlord's reasonable discretion. Landlord shall provide Tenant with a reasonable opportunity to consult with Landlord with respect to any such modification or removal. In connection with any such modifications, Landlord shall use commercially reasonable efforts to provide security to the Building, and to implement procedures in connection therewith, taking into account the general security concerns for first-class buildings in midtown Manhattan as well as the particular security requirements for the Building at the time of any such modifications and, in either case, taking into account the impact of any such modifications on the use and occupancy of the portions of the Building by the occupants thereof for customary residential, restaurant (or retail, if applicable), and office use, as the case may be.

(H)Tenant acknowledges that (x) Landlord's agreement to implement the procedures described in this Section 5 does not constitute Landlord's representation that such procedures are adequate for the security of the Premises and Tenant's personnel therein (or any Permitted Party's personnel therein, as the case may be), and (y) accordingly, Tenant remains responsible for making the Alterations in, and adopting procedures for, the Premises that Tenant considers adequate to provide for the adequate security of the Premises and all personnel and others working therein.

(I)From and after the Courtyard Work Completion Date, Landlord shall operate, maintain and repair the Bollards and the Security Guard Booth. The costs incurred by Landlord for (i) the operation, maintenance and repair of the Bollards and the Security Guard Booth, and (ii) the Security Guard Booth Personnel, shall be included in Operating Expenses, subject to the terms and conditions of Article 26 of the Lease.

6.Assignment and Subletting.
(A)Section 12.10 of the Lease is hereby amended by deleting therefrom the last sentence thereof and substituting therefor the following:
"Tenant shall not have the right to request a Recognition Agreement as contemplated by this Section 12.10 (w) if the subtenant under the applicable Major Sublease is a Bloomberg Party, (x) if an Event of Default has occurred and is then continuing, (y) if the financial condition of the applicable subtenant is not reasonably satisfactory to Landlord (it being understood that if the tangible net worth of such subtenant or any applicable Major Sublease Guarantor, determined in accordance with generally accepted accounting principles, is equal to or greater than fifteen (15) times the annual Rental that would be reasonably expected to be payable by the applicable subtenant to Landlord pursuant to the Applicable Terms, then such subtenant's financial condition shall be deemed to be reasonably satisfactory to Landlord), or (z) with respect to a Major Sublease that includes a Major Sublease Unit comprised of the entire Rentable Area of the third (3rd) floor of the Building, unless the subtenant under the applicable Major Sublease is also a subtenant under a Major Sublease (as defined in the Second Lease) pursuant to the Second Lease that demises to the subtenant thereunder the entire Rentable Area (as defined in the Second Lease) of the second (2nd) floor of the Building (the "2nd Floor Premises"). The term "Second Lease" means the Lease, between Tenant, as tenant, and 731 Retail One LLC, as landlord (the "2nd Floor Landlord"), dated as of the date of this Amendment, pursuant to which Tenant leases the entire Rentable Area of the second (2nd) floor of the Building.
(B)The definition of "Rent Per Square Foot" in Section 12.7(B)(2) of the Lease is hereby modified by adding the following at the end thereof:

"(vi)    with respect to the Additional Storage Space, the quotient obtained by dividing (A) the Fixed Rent due hereunder in respect of the Additional Storage Space at such time, by (B) the number of square of Usable Area comprising the Additional Storage Space."

(C)    Each of Landlord and Tenant agree that it shall be a further condition to Tenant's right to (x) assign the entire interest of Tenant under the Lease (as modified by this Amendment) to an Affiliate without Landlord's consent and without Landlord having the right to consummate an Assignment Recapture in respect thereof pursuant to Section 12.4(A) of the

Lease, (y) merge or consolidate into or with another Person without Landlord's prior approval and without Landlord having the right to consummate an Assignment Recapture in respect thereof pursuant to Section 12.4(C) of the Lease, or (z) assign Tenant's entire interest under the Lease (as modified by this Amendment) in connection with the sale of all or substantially all of the assets of Tenant without Landlord's consent and without Landlord having the right to consummate an Assignment Recapture in respect thereof pursuant to Section 12.4(E) of the Lease, in any such case that, following any such assignment or merger or consolidation, as the case may be, the Person that holds the interest of Tenant under the Lease (as modified by this Amendment) is the same Person that holds the interest of the tenant under the Second Lease. Each of Landlord and Tenant agree that it shall be a further condition to Landlord's agreeing to not unreasonably withhold, condition or delay its consent to an assignment of Tenant's interest under the Lease (as modified by this Amendment) in its entirety (if Landlord does not exercise Landlord's right to consummate an Assignment Recapture in respect thereof), that, following any such assignment, the Person that holds the interest of Tenant under the Lease (as modified by this Amendment) is the same Person that holds the interest of the tenant under the Second Lease.
7.Electrical Capacity. Landlord agrees to provide to the 2nd Floor Landlord for the 2nd Floor Landlord's use in the 2nd Floor Premises two (2) four hundred (400) amp electrical conductors from the bus duct located on the third (3rd) floor of the Building.
8.Notices. Section 25.1 of the Lease is hereby modified to delete therefrom the address given for Landlord as provided therein and to substitute therefor the following:
"if to Landlord c/o Vornado Office Management LLC, 888 Seventh Avenue, New York, New York 10019, Attn.: Vice Chairman, and with copies to (x) Vornado Realty Trust, 210 Route 4 East, Paramus, New Jersey 07652, Attn.: Chief Financial Officer, (y) Proskauer Rose LLP, Eleven Times Square, New York, New York 10036, Attention: Ronald D. Sernau, Esq., and (z) each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 25 at the address designated by such Mortgagee or Lessor, or"
9.Renewal Term. Section 37.1(B) of the Lease is hereby amended to add thereto immediately following the first sentence thereof the following: "If, at the time that Tenant gives a Renewal Notice to Landlord pursuant to this Article 37, Tenant leases all or any portion of the Rentable Area located on the second (2nd) floor of the Building pursuant to the Second Lease, then Tenant shall not have the right to effect a Partial Renewal unless (x) the Premises then includes Rentable Area that is located on the third (3rd) floor of the Building, and (y) the Partial Renewal Space described in the Renewal Notice includes the entire Rentable Area of the

Premises then leased by Tenant located on such third (3rd) floor of the Building (and the Partial Renewal Space otherwise complies with the requirements set forth in this Section 37.1(B))."
10.Rental Value. The definition of the term "Base Rental Amount" set forth in Section 38.1(E) of the Lease is hereby modified by adding thereto the following clause (8) thereto:
"(8)    in connection with the determination of the Rental Value of any portion of the Renewal Premises that constitutes the Additional Storage Space for the Renewal Term, the amounts set forth on Exhibit "D-3" attached hereto and made a part hereof that are in effect from time to time."
11.Exhibits. Exhibit "3.1(B)" of the Lease is hereby deleted and the approved contractors list annexed as Exhibit "3.1(B)" attached hereto and made a part hereof shall be substituted therefor. The Lease is hereby modified to add thereto the Base Rental Amounts for the Additional Storage Space set forth on Exhibit "D-3" attached hereto and made a part hereof. Exhibit "3.4-1" of the Lease is hereby deleted and the rules and regulations annexed as Exhibit "3.4-1" attached hereto and made a part hereof shall be substituted therefor.
12.Lender Consent. Landlord represents, warrants and confirms to Tenant that Landlord has obtained all required consents to the parties' execution and delivery of this Amendment from the existing Mortgagee pursuant to the lender consent letter, a true and complete copy of which has heretofore been delivered to Tenant.
13.Broker. Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Amendment other than CBRE Inc. ("Broker"). The execution and delivery of this Amendment by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. Tenant shall indemnify and hold Landlord harmless from and against any and all claims for commission, fee or other compensation by any Person (excluding Broker) who claims to have dealt with Tenant in connection with this Lease and for any and all costs incurred by Landlord in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. Landlord shall indemnify and hold Tenant harmless from and against any and all claims for commission, fee or other compensation by any Person who claims to have dealt with Landlord in connection with this Lease (including, without limitation, Broker) and for any and all costs incurred by Tenant in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements. The provisions of this Section 13 shall survive the expiration or termination of the Lease, as amended hereby.
14.Reaffirmation. Landlord and Tenant each hereby acknowledge that the Lease, as amended by this Amendment, and the Lobby Agreement (as defined in the Second Amendment) remain in full force and effect.
15.Successors and Assigns. The Lease, as modified by this Amendment, shall bind and inure to the benefit of the parties and their successors and assigns.

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IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Amendment as of the day and year first above written.
731 OFFICE ONE LLC, Landlord

By:    731 Office One Holding LLC, its member

By:    Alexander's, Inc., its member

                            By: Vornado Realty Trust, its managing
agent

By:	/s/ Joseph Macnow
Name: Joseph Macnow
Title: Chief Financial Officer

BLOOMBERG L.P., Tenant
By:    Bloomberg Inc., its general partner

By:	/s/ Peter M. Smith
Name: Peter M. Smith
Title: Director of Global Real Estate